Exhibit 23.4

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 2 on Form S-3 to Registration Statement No. 333-65015 and related Prospectus of Blue Rhino Corporation for the registration of 400,000 shares of its common stock and to the incorporation by reference therein of our report dated November 16, 2000, with respect to the financial statements of QuickShip, Inc. for the year ended December 31, 1999, included in Form 8-K/A of Blue Rhino Corporation filed on November 14, 2001 with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Greensboro, North Carolina

November 27, 2002

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